Exhibit 99.2

Extreme Networks

Fiscal Second Quarter 2007 Revenue Results Conference Call

January 25, 2007, 5:00 p.m. EST

Operator	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks second quarter revenue results conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference call is being recorded today, Thursday, January 25, 2007.

I would now like to turn the call over to Mike Palu, acting Chief Financial Officer with Extreme Networks. Please go ahead, sir.

M. Palu	Good afternoon, everyone. Thank you for joining us. On the call today is Mark Canepa, President and CEO of Extreme Networks.

This afternoon we issued a press release announcing our revenue results for the second quarter of fiscal year 2007. A copy of this release is available on our website at extremenetworks.com.

This call is being broadcast live over the internet today and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, customer development and prospective real estate transactions. These reflect the company’s current judgment on those issues. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.

In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the company’s Form 10-Qs and 10-Ks, which are on file with the SEC and available on our website.

With that, let me turn the call over to Mark.

M. Canepa	Thanks, Mike, and thanks to everyone for joining us today.

I will begin this call with a summary review of our quarterly revenue results followed by customer and product highlights. I will also give you an update on other activities that have taken place during the past 90 days. Mike will then follow on with a more detailed discussion of our financials.

This quarter, revenue increased modestly. Revenue for the quarter was $86.9 million, consisting of $71.1 million in product revenue and $15.8 million in service revenue. Product revenue increased 4% sequentially and decreased 8% year-over-year. Service revenues were flat sequentially and comparable to the year ago quarter.

The split of enterprise sales and service provider sales was 73% to 27%, a 1 percentage point shift towards service provider business this quarter.

Revenues in our European operation experienced good overall growth, both sequentially and year-over-year while revenue in the United States declined compared to prior periods.

Gross margin percentage without the adjustment for stock based compensation increased sequentially for both products and services. Day-to-day operating expenses without the adjustment for stock based compensation, restructuring and stock option investigation, decreased during the quarter.

Backlog increased during the quarter due to higher than expected demand and our inability to sufficiently ramp the production on some of the most recently announced model numbers of the X450 family.

Last quarter we introduced new switches to our fixed configuration, Summit X450 family. These compact one-rack unit switches are among the most versatile products in our portfolio. They combine high density gigabit Ethernet ports with options for power over Ethernet and 10 gigabit Ethernet uplinks.

The Summit X450 switches are a critical part of our strategic transition to the ExtremeXOS operating system, the industry’s leading standards based modular operating system with a full range of Layer 2 to Layer 4 features on every port. With support for hardware based routing for both IPv4 and IPv6, these products position our customers to enjoy the benefits of IPv6 now or in the future.

We expect the Summit X450 to find traction in both Enterprise and Service Provider markets. In the Enterprise, these switches support advanced edge initiatives like IP handsets, gigabit to the desktop, and integrated access security. Their optional 10 gigabit capabilities deliver a great platform for aggregation applications. And in small networks, the Summit X450 can be a core switch with a powerful combination of resiliency, performance, and low price.

In service provider networks, the Summit X450a is targeted as a first level aggregation device for use in local central offices. As Extreme Networks capitalizes on the industry shift towards Carrier Ethernet, the Summit X450 will be an important element of a highly scalable, end-to-end Ethernet network for service providers.

This quarter also saw the delivery of the latest release of our industry-leading modular Operating System, ExtremeXOS. This release represents another milestone in the evolution of this Operating System platform that has demonstrated solid and clear benefits with both Metro and Enterprise markets. Of specific note the ExtremeXOS 11.6 release includes the Universal Port feature. This enables the network platform to automatically configure numerous attributes on a port-by-port basis when devices are connected. For example, it would include the automatic configuration of voice-quality parameters when a handset is connected to the network platform, or specific video attributes when a network camera is attached. This allows enterprises to reduce operation costs through automation, while also establishing higher levels of infrastructure security and stability.

Our 11.6 release also includes a DHCP enforcement mechanism that enables enterprises to deploy improved Network Access Control capability without the need for a complex 802.1x deployment or network upgrade.

During the quarter, Extreme Networks continued to drive our high performance solutions to a wide spectrum of customers both in the Metro Ethernet and in the enterprise space. For example

Nuffield Hospital, Britain’s oldest not-for-profit hospital group, selected Extreme to displace the entrenched incumbent to build out its new network by deploying the Summit X450 throughout 40 individual private hospitals across the UK. Nuffield required flexibility to manage their critical needs for convergence scalability, wireless, and security today, and to address future demands.

In Mexico, the ASA-Mexico City Airport is working with Extreme and Avaya to complete a new terminal, which will manage an expected five million passengers annually. The project is being implemented now and includes Extreme’s BlackDiamond10K, Summit X450 and Summit 300 edge solutions. This will create an end-to-end, high performance network that supports voice convergence both securely and reliably.

Al-Safat Hospital in Kuwait chose Extreme to help manage specialized departments, including maternity, surgery, internal medicine and pediatrics. Extreme is providing a state of the art network for both wired and wireless users. Products supplied with the solution include the BlackDiamond 8800, the Summit X450, the Summit WM wireless and EpiCenter.

The Marine Nationale (the French Navy) is in the middle of a major multi-year technology modernization project. They chose Extreme to build out a new backbone for its naval ports in the cities of Toulon and Brest. By choosing our BlackDiamond and Summit solutions with ExtremeXOS as part of a high performance network, they gain performance, reliability and flexibility in their network to support their mission critical, around-the-clock operations.

In the Metro and Carrier Ethernet segments, we expanded our customer base globally and our new solutions based on the concept we introduced and called “Multidimensional Ethernet.”

Unefon de Mexico, the 3rd largest cellular phone company in Mexico, which provides services such as mobile internet, long distance, wireless portals, photo and video, has selected Extreme Networks. Unefon selected our award-winning BlackDiamond 10K modular switch in the core of the network and our Summit 400 switches at the edge.

Etisalat, a United Arab Emirates-based telecom carrier, has been awarded a 3G network throughout Egypt. Etisalat chose Extreme Networks and Ericsson to build a next-generation IP network to support emerging multimedia and data services for the Mobile market. Together with Ericsson, we’re poised to advance Etisalat in its mission to be the region’s most complete and reliable communications provider.

WIND Aziende, an innovative Italian Telecom carrier and longstanding Extreme customer, continues to leverage Extreme Networks BlackDiamond and Summit switching solutions to deliver triple play services and high-speed data services to businesses throughout Italy.

Extreme Networks was founded on the principle that one could take expensive IP routing functionality and deliver it at dramatically lower costs using Ethernet switch technology and one could deliver significantly better Quality of Services on these networks. To accomplish this Extreme developed key competencies in both hardware and software development in two market segments: Service Providers that require sophisticated Quality of Service and Traffic Management capabilities to manage diverse data flows; and medium-to-large enterprises that have complex network problems

Following an extensive review over the past 90 days I have concluded that Extreme will continue to focus on these two market segments as it has in the past. Both these market segments continue to require innovation that Extreme is well positioned to deliver. New applications, such as telephony and IPTV, require capabilities that go beyond a best efforts environment to one where Quality of Service must be managed in a much more deterministic way.
At the same time, during the past 90 days we have significantly sharpened our focus within the enterprise segment to those sub-segments that are best aligned with the capabilities of our technology, products and partnerships. As I have mentioned earlier, Extreme is focused on solving complex network problems for our customers. In the enterprise this means not just providing highly capable network platforms, but it also means integrating wired network platforms with enterprise capable wireless access, and at the same time integrating sophisticated security and network access control capabilities. These requirements manifest themselves particularly in three industry verticals: Health Care, Hospitality, and Higher Education. These verticals also require serving highly diverse and transient end users with diverse network requirements for data – and increasingly, more sophisticated voice and video services. Another industry vertical that shares these complex requirements is the Federal Government in the U.S., as well as the Governments of a number of other nations around the world.

By focusing our Engineering, Marketing and Sales on these Enterprise industry vertical segments we can be more proactive in responding to their particular needs and improve our execution with product features, services, solutions and the right partnerships required to distinguish ourselves from the competition. We believe that the features and capabilities developed for these industry verticals can be readily applied to other verticals of interest such as State and Local governments, K-12 Education, Financial Services and Media.

During the last call, I spoke to you about the need to deliver a blend of both highly differentiated products to enable new infrastructure capabilities, as well as a set of more cost effective products to complement and complete the solution. Extreme must continue to deliver differentiation as the core of its strategy, but it also has to deliver products to a more mature and therefore more cost sensitive customer set. To achieve those objectives, I have decided to make a number of changes to better focus the organization on the challenges at hand and improve our ability to execute against those challenges.

I have eliminated the office of the Chief Operating Officer, thereby eliminating a layer of management in the company. The Manufacturing, Customer Service, and IT organizations now report directly to me.

I have split the Engineering and Product Marketing organization from a completely functional team into three Product Groups which contain the Engineering and the relevant Product Management and Product Marketing teams. These organizations, each headed by a Vice President, are the primary entities to accomplish our product strategies, product roadmaps and product engineering execution. These three organizations report directly to me. The first of these organizations, Scalable Products, will continue to focus on developing products that use our internally developed ASIC technology and will be responsible for the BD10K and BD12K product lines. The second of these organizations, Volume Products, will focus on the Summit and the BlackDiamond 8800 Product lines. The third of these organizations, Emerging Products, will focus on our Wireless and Security products as well as on driving our wired/wireless/security integration strategy.

With the creation of the three Product Groups and the alignment of engineering within them, I have eliminated the position of Senior Vice

President of Engineering. This eliminates a second layer of management in the company and brings a significant improvement in the speed of decision making within the organization.

The heads of Scalable Products and the head of Emerging Products have been named and are in place. The head of Volume Products will be named shortly.

I have also decided to have the Vice President of our Customer Advocacy organization – responsible for our Services and Support business – report directly to me. This organization is accountable for driving the Service and Support P&L for the company. The head of the Customer Advocacy organization has been named and is in place.

Last time, I spoke to you about improving the cost structure of our supply chain. Following a review of our alternatives I have decided to move the manufacturing of the BD8800 product line to an Asian facility. This will be done during the balance of this year in conjunction with the design of a new set of higher functionality and performance blades for this product. We expect to see significant cost improvements because of this decision.

Following a review of the current residential and commercial real estate market in the Santa Clara area, I have come to the conclusion that market conditions are such that the sale of the campus and the relocation of the organization is not the right thing to do at the present time. The residential market is weak and leases for commercial real estate are continuing to strengthen. We would foresee a substantial negative P&L impact of executing this transaction at the present time. Therefore we will remain in our current location for the foreseeable future. Given that we have excess space in our Santa Clara facility, we are looking to separate and lease one of the buildings as a way to generate cash to offset operating expenses.

While we have been able to sequentially improve our business results during the past two quarters on a world-wide basis, it is clear that our sales in the Americas continue to struggle to achieve the kind of growth rate that we need to drive overall company revenue. A higher than desirable attrition level coupled with the necessary time to train and build the pipeline with new sales people is the primary driver of this performance level. We are not yet through this, but we continue to aggressively focus on retention. Some of the actions taken include: a greater focus on fewer industry verticals to improve the overall solution and sales process; the creation of a senior Account Manager position to financially create incentives and reward our most senior and most productive Account Managers; an Executive Engagement program where we couple a senior executive with Account teams for our larger opportunities; a greater emphasis of recruiting, and coupling the right channel partners to the appropriate Account teams; and a look at our quotas for selected Account teams to insure that the goals are aggressive but achievable.

While I am pleased at the pace of the organizational and process changes that are being made in many places throughout the company, significant improvement in our financial results are not going to happen instantaneously. We have increased revenues, margins and have controlled our costs this quarter. We have also benefited from what is seasonally an up quarter. I am pleased that outside the Americas we have generated solid sequential growth. There will continue to be some quarterly ups and downs in our costs as we tailor where our investments need to be. Stay tuned. A lot more to come in the future.

With that, I’d like to turn things back over to Mike.

M. Palu	Thank you, Mark. I’m going to briefly review our revenue results for the quarter and then provide you with some of our key balance sheet metrics.

As previously announced, a Special Committee of Extreme’s Board of Directors has been conducting a review of the Company’s historical practices related to stock options grants. The Special Committee has hired independent, legal, and financial experts to conduct the investigation. We have preliminarily concluded that the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards. The additional non-cash charges for stock-based compensation expense is expected to be material with respect to certain fiscal periods and the Company will therefore restate certain historical financial statements to record the additional stock-based compensation expense, related tax impacts and will evaluate whether any other unrecorded adjustments previously determined to be immaterial need to now be recorded.

Due to the fact that this review is ongoing and not yet complete, we have not filed our Annual Report on Form 10-K for the year ended July 2, 2006, our Quarterly Report on Form 10-Q for the first quarter of fiscal 2007, and nor have we included financial statements in our Q2 release. We do not expect the Special Committee’s review to be completed in time for the Company to file its Quarterly Report on Form 10-Q for the quarter just ended by the SEC deadline of February 9th, 2007. Following the completion of the Special Committee’s review, the Company intends to file its Form 10-K for the year ended July 2, 2006, and to file its current year Quarterly Reports on Form 10-Q.

Now looking at revenue:

Revenue for the quarter was $86.9 million, consisting of $71.1 million in product revenue, and $15.8 million in service revenue.

Our book-to-bill ratio was greater than 1. As Mark mentioned, we built backlog in the quarter primarily related to bookings for our newly introduced models of the Summit X450 family. We experienced significantly higher demand than anticipated for these newly introduced products.

Looking at revenues on a geographic basis:

In EMEA, which includes our European operations, the Middle East and Africa, our revenues were $36.4 million. This is an 11% increase sequentially. This is also a 16% increase from the $31.4 million of revenues in the prior year same quarter. We continued to see good growth in Europe, and in particular with regional service providers.

In the U.S., revenues were $31.5 million, down from the $34.2 million in the September quarter, and down from the $31.9 million in the second quarter of the prior year.

Revenues in Japan were $4.6 million, flat with Q1 07 results. As mentioned in our last quarterly call, we took actions at the end of Q1 to rationalize expenses in line with the current revenues and are pleased to see the revenues leveling off in Japan.

Looking at Asia outside of Japan: Revenues were $13.4 million, an increase from $11.0 million, or 21%, sequentially. This was the second highest quarterly revenue recorded by our Asia Pacific operations, with only Q2 fiscal 06 with higher revenues at $16.6 million.

Revenues in other geographies, primarily North America outside of the US, was $1.0 million in Q2 07, $1.1 million in Q1 07, and $1.9 million in Q2 06.

Shipments of modular products represented 45% of sales, with stackables representing 55%, which is a couple of percentage points shift in the mix towards more stackable products than in Q1. This is due in part to success of our Summit X450 products with service providers.

The split of enterprise sales and service provider sales was 73% to 27%, which is a slight shift towards service provider as compared with the prior quarter. Just to note: we have amended the enterprise-to-service provider sales split in Q1 07 from what we previously reported to 74% enterprise and 26% service provider. So, we have experienced a 4% shift towards service provider sales in Q2 07 as compared to Q4 06. This is consistent with the growth in revenues, and penetration into service providers, in our EMEA region.

Bookings of our XOS-based products continue to increase as a percentage of our total revenues. Sales of XOS products grew to in excess of 40% of product bookings, up sharply as a percentage from Q1. Bookings of our BlackDiamond 12K increased sequentially in the quarter, driven by demand from service providers in EMEA and South America. Bookings of our Summit X450 family of products, which brings our ExtremeXOS operating system to the edge of the network, were also up sequentially this quarter.

New bookings for PoE ports increased sequentially and were once again in excess of 10% of total ports booked. We expect PoE ports to continue to grow based on demand for IP telephony and wireless. 10 gig port bookings increased sequentially also.

This quarter bookings through our Avaya channels, both direct and resellers, were again in excess 10% of total product bookings.

Now I’d like to comment on a couple of trends affecting our costs.

Looking at gross margins trends, excluding the effect of stock based compensation:

We saw overall gross margins improve this quarter compared to the prior two quarters. Product margins improved due to a shift in product mix, geographic mix, and lower product costs. Service margins increased several percentage points as compared to Q1 07 and are similar to the service margin in the Q2 06 quarter.

Turning to operating expenses and excluding stock based compensation, costs related to our option investigation, and restructuring charges:

Overall operating expenses were lower in Q2 as compared to Q1, primarily on lower G&A expenses. Q1 was affected by approximately $1.2 million increase in legal costs related to intellectual property litigation that did not recur in Q2. However, we expect to incur higher legal fees related to intellectual property litigation in the next several quarters.

Regular headcount at quarter end stood at 874, up from 856 at the end of the September quarter.

Other income was $2.2 million in the quarter.

Total shares used to calculate diluted EPS in the current quarter were 115.1 million. Shares used to calculate basic EPS in the current quarter were 113.6 million. Total shares outstanding at quarter end were 114.1 million, down approximately nine hundred thousand shares from the end of the September quarter.

Looking at the balance sheet:

Cash and cash equivalents, short-term investments and marketable securities on December 31st totaled $204.2 million, down $219.2 million sequentially.

During the quarter we paid off our $200 million of subordinated debentures. We are now debt free.

We concluded our share repurchase program in the current quarter. In this quarter, we used $3.4 million to purchase approximately nine hundred thousand shares. From inception we’ve used $48.3 million of cash to repurchase 11.1 million shares of stock, or approximately 9% of the shares that were outstanding as of October 2005 when we announced the program.

Other items affecting cash flow in Q2: Capital expenditures were approximately $1.9 million; depreciation and amortization were approximately $1.8 million; and amortization of the warrant was $1.0 million.

Net inventory at quarter end stood at $23.2 million, a decrease from the $24.1 million at the end of Q1. Inventory turns stood at 7 for the quarter.

Accounts receivable were $30.2 million, up from $27.8 million sequentially, primarily due to higher revenue this quarter compared to the prior quarter. DSOs at quarter-end stood at 31 days, a slight increase compared to the result at the end of Q1. Accounts payable were $16.7 million, down from the $24.4 million in Q1 due primarily to timing of inventory purchases in Q2 as compared to Q1.

As a reminder, we do not offer specific financial guidance for upcoming quarters. I would like to note that there are risks associated with our business. Investors should note that our quarters are back-end loaded with approximately 50% of our business done in the last month of the quarter, and so it is fair to say our visibility can be limited. And it is still a case where 1 or 2 large deals a quarter can make the difference between sequentially up or sequentially down revenue.

With that, let me turn the call back over to Mark.

M. Canepa	Thank you, Mike. As you can see, we continue to make the changes to lay the foundations for future success. We’re in a growing market and the need for solutions to complex network problems does not appear slow down any time soon.

At this point, I’d like to conclude the prepared remarks portion and open it up for questions.

Operator	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, you’ll need to lift the handset before making your selection. We also ask that you limit yourself to one question please due to time limitations.

Our first question comes from Samuel Wilson with JMP Securities. Please go ahead, sir.

S. Wilson	Good afternoon, gentlemen. A clarification and a couple questions. On the clarification, I just missed what cash from operations was. And then in terms of questions, just two: can you give us a sense of OEM sales and what the pricing environment was like during the last quarter? Thank you.

M. Palu	This is Mike. I’ll take the question on cash from operations and I’ll let Mark answer the second question. It’s a little bit difficult to speak directly to cash flow from operations given the fact that we are not presenting full financial statements in the current quarter. I did try to highlight in my prepared remarks some of the changes in the balance sheet accounts that I think will have an impact on the cash, namely the increase in the receivables in the quarter and the increase in inventory over the last 2 quarters and the reduction in payables which I think from those balance sheet account changes we’ll see a use of cash from operations in the current quarter.

S. Wilson	Yeah, that’s what I thought.

M. Canepa	On the OEM sales, first of all the overall pricing environment clearly continues to be very competitive. We’re out there slugging it out every day. But that said, you’ve seen from our remarks that our overall product margins improved well this quarter. Our product costs are competitive and I feel that we have the wherewithal to go fight the competition.

Now with regard to your question of OEM sales, we don’t break out OEM as a particular segment of our sales. What I can tell you is that we’ve been talking about sales to our strategic partners, Avaya, Ericsson and Siemens, and together those 3 are at their highest levels they’ve ever been, so we continue to enjoy a lot of success with the kind of strategic partnerships we have.

S. Wilson	I understand, Mark. I was asking specifically about the security products you OEM and ....

M. Canepa	I don’t have that data with me. I know we’ve been pretty aggressive this past quarter. We’ve run a number of promotions. We’ve tied together wired and wireless and security so we’ve enjoyed good growth in unit counts of our Sentriant product line for example, but I don’t have that revenue break out off the top of my head here.

S. Wilson	That’s fine, but it sounds like it’s growing quarter-on-quarter?

M. Canepa	Yes, it is.

S. Wilson	Great. Thank you.

Operator	Thank you, sir. The next question comes from the line of Tim Long with Banc of America Securities. Please go ahead, sir.

J. Lubert	Good afternoon. This is Jeff Lubert dialing in for Tim. Much better results in Europe and Asia, excluding Japan. I just want to know if you think these trends are sustainable. And then service provider business has been improving for 2 sequential quarters. Should we expect that to continue to go up on a go forward basis and do you have some sustainable advantage in service provider where we should see more of a focus there?

M. Canepa	If you look at our results in particular at EMEA and in Asia, it suggests we have a pretty good product line. The teams are focused. We’ve begun to address some execution issues here over the last few months. We’ve got a long ways to go. That said, the competitive landscape is the competitive landscape.

The enterprise business tends to be a little bit more predictable over time given the fact that the deals tend to be smaller.

The service provider business tends to be lumpier. The deals tend to be bigger, but the service providers tend to purchase in a lumpier fashion.

The reason I think overall we’ve been successful over the last few quarters in the service provider space is that more service providers are beginning to get the idea that by using Ethernet networks relative to legacy technologies they can in fact provide better services at a lower price. And as more folks get that idea, our products are designed for that so we believe that over time the market is moving in our direction.

Now that said, the smaller service providers around the world tend to be quicker to react to these trends because they have less of an installed base to have to deal with and amortize, which is why you see most of our business wins right now tend to be outside the United States. But we continue to focus on that and we feel that over time as more people catch on to that, that’s going to help.

In addition, certain models of the X450 product line in addition to the 12K are well designed for service providers and we believe as we continue to put product out there, we’re going to start to see more wins.

J. Lubert	Do you think the Americas has stabilized around here or should we expect some more growing pains going forward?

M. Canepa	I think we’re making progress in the Americas, but I think we’ve got more to go. We’re working pretty hard on it. We’ve got a lot of our energy focused in that area, but while the trend over a few quarters is going to be in the right direction, don’t be surprised if there’s a few bumps along as we’re going.

I outlined a few things that we did during the quarter to bring this stuff into sharper focus but it continues to be an area that uses up a fair amount of my attention right now.

J. Lubert	Great. Thanks.

Operator	Thank you, sir. The next question is from Jiong Shao with Lehman Brothers. Please go ahead.

M. Canepa	Hey, Jiong. How you doing?

J. Shao	Good. How about yourselves, guys?

M. Canepa	Doing well.

J. Shao	Great, great. I have a couple of questions as well. First, thank you so much for the color on the gross margin. I thought that’s very helpful but I was hoping you can share a little bit of details on the op ex. I think you said op ex was down sequentially. But I was wondering is that lower or higher and how that compared to the June quarter last year so any color you can provide would be helpful.

M. Canepa	I’ll let Mike address that.

M. Palu	As we discussed exiting Q4 in our conference call, we disclosed that we were going to be expecting expenses to increase as we entered into fiscal ‘07 in Q1 and hopefully we got that message across in the last call also. Primarily in the sales and marketing area but also a little bit in the research and development area.

Now this quarter, expenses are down sequentially primarily in the G&A area and primarily related to legal fees that we experienced in Q1 that didn’t recur in Q2 but as I mentioned, that will reappear as we move forward with some claims.

In relation to Q4, we’re in close proximity to that number without getting too, too specific on the exact numbers given we can’t produce financials.

J. Shao	Okay, sure. So using that as sort of the rough gauge if I do my rough math, it looks like the pro forma EPS if I just plug in all those comments is like a penny to 2. Am I in the right ballpark? Sorry, we just have to have model.

M. Palu	I want to help you on this one, but given the fact that we can’t publish financial statements I can’t give you a number.

J. Shao	Okay, but you’re profitable?

M. Palu	I think you’re going in the right direction with your analysis.

J. Shao	Okay, great. And my second question is about book-to-bill and also the Summit 450. I was hoping you could provide a little bit more color on book-to-bill. Is that sort of a comfortable level? It sounds like you said that demand is significantly above your expectation. I just wanted to make sure I’m understanding it right. It looks like book-to-bill may be comfortably above 1.

And also just for the 450, could you elaborate what’s special about a 450, why that demand is so strong or stronger than you expected?

M. Canepa	Let me start with the second question on the 450. The demand was strong for a simple reason. We finally got the power of XOS, modular, scalable, open standards operating systems with the feature set of things you would expect in big, expensive boxes and we were able to put it in a one rack unit stackable with 24 ports or 48 ports or enterprise version or service provider version or a version with POE and a version with DC power.

So it’s a lot of features in a small package for a really good price and when you put out something like that, people catch on pretty quick so we enjoyed very good success for that product. We were able to build a bunch of backlog with it which clearly is good on one side, but you want to work off as fast as you can and so we’re all being pretty aggressive at ensuring that we’re driving the supply chain in the right direction so that we can catch up with the bookings environment for that product.

In terms of the backlog itself, the book-to-bill was clearly above 1 during the quarter. As I said, we built some reasonable backlog here in a few areas but most notably because of the significant improvement in demand in the 450.

J. Shao	Okay, great. Thanks a lot.

Operator	Thank you, sir. The next question comes from the line of Matt Shimao with Bear Stearns. Please go ahead with your question, sir.

M. Shimao	Yes, hi. I wanted to ask again about your regional sales breakdown in Q2, maybe get some more color on the competitive dynamics in the Americas and international. And I wanted to ask specifically do you think the results properly reflect your competitive position in those regions or are there some unusual nonrecurring things going on that are important to understand, for example, large deals or something else like that? Thank you.

M. Canepa	Let’s focus outside the Americas. I think if we look at our business in Asia and our business in EMEA and Latin America, I don’t see any reason why businesses in those regions don’t reflect a normal competitive position. I didn’t see anything unusual in what was taking place in those areas this quarter.

So I think it’s a fairly, as much as we can predict these things, is a reflection of what is going on.

I think the refection of our performance in the Americas is still much more due to internal execution issues than it is to the overall effectiveness of the product line. After all, if we’re able to be pretty successful selling this stuff in EMEA and in Asia, the competitive position with the exception of perhaps that outside the Americas the average service provider tends to be a little smaller and a little quicker to move to sort of Ethernet based technologies. And outside the U.S. we tend to have perhaps a few more midsize customers compared to the U.S. But aside from a couple of those areas, the competitive landscape isn’t hugely different.

I believe that most of what we’re facing here in the U.S. is basically internal execution issues.

Operator	Thank you, sir. The next question comes from the line of Erik Suppiger with Pacific Growth Equities. Please go ahead, sir.

E. Suppiger	Good afternoon.

Management	Hey, Erik.

E. Suppiger	Just following up on Matt’s comments, can you say how North America did relative to your expectations going into the quarter? Was the market what you had been anticipating? Just give us a little flavor in terms of how it did compared to what you were looking for.

M. Canepa	It was about where we expected it given everything that’s going on, but I’ll be honest with you, I certainly would have liked to have seen a little bit better performance in the Americas and especially in the U.S. That’s why I continue to be very, very focused on the U.S. I spend a fair amount my time in the country visiting the particular regions and talking to folks.

There’s some key challenges that remain. I want to make sure that they get solved and I think with the right adjustments we can make significant progress. Would I like to be further ahead in this process? Absolutely, but I things are a little more stubborn than I probably wanted them to be. So yeah overall I’d like to be a bit further along in the Americas. I think we’re making the right changes, it just seems like it’s taking a little longer for these changes to bite.

E. Suppiger	How is the recruiting going for bringing on additional sales?

M. Canepa	The recruiting is going well. The key with all of this is to make sure that the right programs are in place to get sales people, once they’re on board, to very quickly get them into their patch and for them to be able to build their pipeline as quickly as possible.

We have the ability to hire. The team is hiring. They’re doing this consistently. The quality of the candidates is pretty good. I really am focusing on making sure that we can get them up to speed as fast as possible. And like I said, we’re making progress, but I wish that we were a bit further along.

E. Suppiger	And you talked a little bit about government. Any thoughts in terms of that vertical? I don’t know what your contribution from Federal is, but any thoughts? It sounds like that could start getting weaker as we get into the March quarter. Any thoughts on that?

M. Canepa	We don’t break out our Federal business separately but what I can tell you I was just with the director of our Federal business and we were wandering around the country visiting a bunch of Defense Department customers and I asked him that question, “What do you think is going on?” Right now he actually thinks the environment may get a bit better.

The problem is the government is still operating on a continuing resolution mode given the Federal budget start of the fiscal year. Our buddies in Washington are still working through all of this stuff. And so he actually feels that right now it’s a bit more hand to mouth because the government isn’t free to spend to its budget. We’re going to have to see as the continuing resolutions turn into more formal budget allocations.

E. Suppiger	And lastly just on the backlog, can you give us any flavor for what additional upside you might have had, like how significant was the constraint?

M. Canepa	We don’t break out bookings nor backlog so we can’t say much more than we’ve already said other than to say we booked a lot of 450s that I wish I could have shipped.

E. Suppiger	Do you expect the book-to-bill to be less than 1 next quarter as you burn off some of that backlog?

M. Canepa	I don’t know. Mike, do you want to comment at all on that?

M. Palu	Yeah, it’s hard to tell. One of the reasons we don’t break out backlog is because our orders tend to turn relatively quickly and the backlog from our point of view doesn’t represent a meaningful forecasting tool for everybody so that’s one of the reasons why we don’t break it out. And the change in the backlog and the change in the book-to-bill ratio are generally relatively small. Our billings and our bookings and revenue generally track pretty close in line.

M. Canepa	That said, there’s a big incentive to get product shipped, mostly for customer satisfaction reasons. New exciting products, people want them and when they want them, they want them. So financial issues aside, clearly the manufacturing team is working as hard as they can to get supply to catch up with demand.

E. Suppiger	Very good. Thank you very much.

Operator	Thank you. The next question comes from the line of Subu Subrahmanyan with Sanders, Morris. Please go ahead with your question.

S. Subrahmanyan	Thank you. I have two questions. First, just in terms of seasonal patterns, I know you’re not providing specific guidance but can you talk about what the seasonal patterns you’re seeing into the March quarter are? Do you expect to see the normal kind of seasonality, some declines in Europe and U.S. enterprise?

Also could you speak to Japan? The business you talked about stabilizing their cost situation, getting more ... expect NTT has this large build out plan. I know you guys have been suppliers to NTT in the past. Any sense on when the next generation network build starts and how that might benefit Extreme?

M. Canepa	First of all, seasonality, it’s hard to tell because when we go back and look at our seasonality sometimes the business tends to follow the normal seasonality patterns that you would expect with the even quarters being a bit stronger than the odd quarters and sometimes we buck that trend.

In many cases, as Mike said, sometimes a few deals moving one way or the other can change the seasonality pattern on that and with 50% of our business being in the last month of the quarter, it’s early to tell how would Q3 be shaping up.

Right now I don’t have any words of wisdom as to whether we’re going to follow the seasonality or buck the seasonality this quarter.

Regarding Japan, NTT continues to buy for the deployments that they’re doing. While the business plan for Japan has specific direction to go build a more predictable enterprise business and we’re working pretty closely to cause that to happen, we’re still paying lots of attention to the service provider space and we’re there communicating with NTT on an ongoing basis. And at some point they’re going to go deploy a network that requires Ethernet technology and we’re going to be right there with it.

Meanwhile the good news is that the same products are having quite a bit of success in other parts, especially in EMEA and Latin America, so we’re not stopping our investment effort in the hardware or in XOS. Whenever NTT is ready to go do something, I think we’ll be there with some pretty good products to offer them.

S. Subrahmanyan	Got it. Thank you.

Operator	Thank you. The next question comes from the line of Munjal Shah with Piper Jaffray. Please go ahead with your question.

M. Shah	This is Munjal Shah for Troy Jensen. A couple of questions. One on taxes. How should we model taxes going forward and what percentage should we model and when do we expect you to be on the normal tax level?

M. Palu	The question on effective tax rate for us is a little bit more complicated than maybe normal, given the fact that we do have a full valuation allowance on our deferred tax assets. What I’d recommend you to do is take a look at our published financial statements for the last 2 years and look at the actual level of tax expense in those financial statements and use that information in order to project forward into the current quarter.

The effective tax rate on us is a little bit difficult because as we have increasing profits, we benefit from the net operating losses in the U.S. and given the fact that we have a lot of international subsidiaries that are structured in a manner that they pay taxes locally, we actually have kind of a fixed level of tax expense on an international basis so when our revenues or taxable income grows, the taxes don’t change, but then as our profits approximate or come close to or below break even, we don’t benefit from that either because of the international taxes. Take a look at the prior financials and use your best guess there.

M. Shah	Can we do that for just the 1 quarter or how about like 1 year out or for fiscal ‘08, do you think it will be a similar phenomena?

M. Palu	Yeah, I would say that for the next couple of years or through this year and then if you want to use it to project forward, almost use the fixed amount of tax expense regardless of the taxable income.

M. Shah	Okay and one more question. On U.S. I know you mentioned most of the issues were related to the internal execution. If you were to point out to something outside of the company would it be something in terms of competitive dynamics, pricing, or customer demand? Is there any one thing that you can point out as to why the U.S. was weaker?

M. Canepa	No, there really isn’t. You know the pricing environment hasn’t changed dramatically here in the last few quarters so it’s mainly really getting the salesforce in place with the right tools, focused on the right verticals and a number of the things that we’ve already outlined.

M. Shah	Alright, good. Thanks a lot, guys.

Operator	Thank you. The next question comes from Tal Liani with Merrill Lynch. Please go ahead with your question.

S. Kovler	Thanks. It’s actually Stan Kovler for Tal dialing in. I just have a quick question. First of all, can you help us estimate the interest income line and I wanted to see if you can give us the number of employees and I have some questions about the salesforce if I can follow up.

M. Palu	The other income line for us is going to include interest income on our $200 million plus of investments, so $200 million of investments and then pick your favorite interest rate.

The other item that gets into the other income that kind of bounces up and down a little bit is foreign exchange gains or losses. So I think the number that I had quoted earlier for this quarter give or take several hundred thousand dollars is probably a good number for your model going forward.

On the headcount, I disclosed that in our prepared remarks. At the end of the quarter we’re at 874 employees.

S. Kovler	Great. And I was wondering if you can disclose how many of those are actually salespeople and just wondering from a high level as you add employees to your salesforce, what kind of productivity level you’re looking for them to achieve. If you could talk about maybe a range 6 to 9 months out when they get up to speed on the products and their customers.

M. Canepa	We don’t break out sales headcount separately, but a good chunk of the net adds in this company are going into the salesforce because it’s clearly the area where we can generate the best short term return on it.

We don’t break out sales productivity. It gets kind of complicated. You’ve got account managers. You’ve got the SEs, you’ve got people who manage in the channel. You’ve got all sorts of different things so breaking these things out starts to get complicated.

But we do monitor those things internally very, very carefully and I do set goals for not only the salesforce on a worldwide basis but for each geography that has a cost to generate ... the number of pennies they get to have to generate a dollar in revenue and those things are monitored very, very carefully on an ongoing basis.

S. Kovler	Thanks. Maybe I can squeeze one in about the business model in general. Just wondering if you’re looking at it from an annual perspective just to give us a view of when we can expect or at what level we can expect you to achieve operating profitability. You came close obviously this quarter relative to September, but I was just wondering how many more quarters or on an annual basis what you think the break even should be just for our high level modeling. Thanks. That’s all for me.

M. Canepa	It’s kind of tough to break that down on a quarter-by-quarter basis. There are some things that spill over from one quarter to the other. I don’t try to manage every quarter by itself. I want to make sure that we are sustainably profitable and at the same time we keep the product pipeline going in the right direction.

Certainly I want to get the break even of this company to be as absolutely low as I can, consistent with a sustainable business so I continue to focus on that. I think as we get to the point of being able to get the 10Ks and the 10Qs published again, I think we can have a bit more of a rational conversation about that because we’ll be able to lay a bunch more of the numbers in front of you.

I’m spending most of my energy making sure that we can get through this period where our ability to give you information is limited and we can get back to a more normal place where we can have some more in-depth conversations.

Operator	Thank you, sir. Gentlemen, at this time we have reached an hour. We have 1 final question from the line of Cobb Sadler with Deutsche Bank. Please go ahead.

C. Sadler	Thanks a lot. I may have missed it, but have you all started recognizing revenue from Telefonica yet or not? I might have missed it, sorry.

M. Canepa	We didn’t mention it specifically, but Telefonica bought from us in this quarter. I can’t remember the exact numbers. I don’t look at it in any particular deal, but the build out continues. We’ve received orders from the relationship during the quarter so nothing major new to report there.

C. Sadler	Got it and then just one last general question. On Ethernet RFPs are you seeing, kind of 10,000 feet, are you seeing acceleration, deceleration or your same number of RFPs that you’ve been seeing maybe over the last 6 months. Thanks a lot.

M. Canepa	I don’t look at it on a per-RFP point of view. What I can tell you in general is I’m out there talking to a bunch of carriers, that the direction is definitely headed towards Ethernet rather than away from it, so the key question is how quickly.

As I mentioned earlier, the smaller and midsize carriers tend to get there a whole lot quicker because they have fewer infrastructures to depreciate over these long depreciation cycles.

Our game plan is pretty simple. We knock on the right doors and we’re there with the right products as they get there and then as the market transitions, our hope is to catch our share of it.

Operator	Gentlemen, please go ahead with your closing statements.

M. Canepa	I’d like to thank all of you for your participation today. I will continue to provide time with you as a group or individually to discuss the continued progress that we’re making here at Extreme Networks. So for now, thank you and look forward to continued communication.